Exhibit 99.1

CONTACT: Onvia, Seattle
Cameron Way, 206-373-9034
cway@onvia.com

FOR IMMEDIATE RELEASE

Onvia Announces New Headquarters in Downtown Seattle

Onvia, Inc. (NASDAQ: ONVI), Seattle, WA – August 2, 2007: Onvia, the authoritative source that businesses rely on for government sales intelligence, announced that it plans to move its headquarters to downtown Seattle in January 2008. Onvia’s new lease, signed on July 31, 2007, is for 35,000 square feet of office space located in the retail core of downtown Seattle.

Concurrently, Onvia entered into agreements with its landlord and a third party to terminate Onvia’s obligations under its current office lease at no additional cost to the Company. Onvia’s termination of its existing lease will become effective upon Onvia’s office relocation, which is expected to occur in January 2008. Onvia’s obligations under the new lease and the termination agreements are subject to Onvia’s current landlord’s lender’s consent, which is expected no later than August 15, 2007.

As a result of these transactions, Onvia’s cash flow will improve by approximately $2.4 million and its operating expenses will decrease by approximately $700,000 over the 28 month period beginning January 2008. In July 2007, Onvia provided a $538,000 security deposit on the new lease. Upon termination of the existing lease in January 2008, Onvia’s $3.5 million security deposit on its current space will be returned to the Company.

“The net result of the two transactions will be to increase our future cash balance, cash flow and earnings,” stated Mike Pickett, Onvia’s Chairman and Chief Executive Officer. “In addition, the new lease will provide Onvia with additional space to handle our future growth needs.”

About Onvia

Onvia (NASDAQ: ONVI) helps companies identify and win government business across such diverse markets as architecture, engineering, construction, IT/telecom, consulting services, operations and maintenance, and transportation. Approximately 9,100 Onvia clients across the United States enjoy significant competitive advantage through customized, searchable access to Onvia’s Dominion™ database, the most comprehensive source of actionable government procurement intelligence available. With ever expanding coverage of more than 73,000 federal, state and local purchasing entities, Onvia delivers timely, in-depth information and insight on requests for proposals and quotes, agencies, decision-makers, vendors and project histories to help companies

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focus their sales resources on the best opportunities and convert them into awards. Onvia was founded in 1996 and is headquartered in Seattle, Washington. More information about Onvia can be found at http://www.onvia.com.

Forward-Looking Statements

This release may contain, in addition to historical information, forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and involve risks and uncertainties, including statements regarding Onvia’s cash flow and operating expenses. Onvia’s business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this release, including changes in general economic and business conditions in the information and internet services industries and changes in our business strategy.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: increased construction costs and delays in construction timelines that may impact Onvia’s office relocation date and increased co-location costs related to moving Onvia’s data center offsite that may impact Onvia’s cash flow and operating expenses.

Additional information about these and other cautionary statements can be found in Item 1A “Risk Factors” in Onvia’s Quarterly Report for the period ended March 31, 2007.